Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-134149

Prospectus Supplement No. 1
to Prospectus dated May 26, 2006


                           INTRAOP MEDICAL CORPORATION

                        15,100,000 Shares of Common Stock


     We are supplementing the Prospectus dated May 26, 2006 to provide the following information:

     We have offered the holders of our short-term warrants to purchase common stock at an exercise price of $0.40 per share the opportunity to exercise all or a portion of such warrants at a reduced exercise price of $0.30 for the period from July 21, 2006 to July 26, 2006, up to an aggregate of 6,000,000 shares. All other terms of the warrants remained unchanged. Holders of short term warrants have elected to exercise such warrants to purchase an aggregate of 2,935,720 shares of common stock for an aggregate purchase price of $880,716, of which $25,000 was from the cancellation and surrender of a promissory note payable by Intraop and the balance was paid in cash, effective as of July 26, 2006. We will use the proceeds from this warrant exercise for general working capital purposes. After July 26, 2006, the exercise price of the unexercised short-term warrants reverts to $0.40 per share.

     This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated May 26, 2006, with respect to the resale of 15,100,000 shares of common stock, including any amendments or supplements thereto.

     THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Supplement is July 26, 2006